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EXHIBIT 23.5

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING

We consent to the use in the Registration Statement on Form S-4 of DG Fast Channel Inc. of our report dated May 21, 2007 relating to our audits of the financial statements of the advertising distribution business of Point.360, appearing in the Prospectus, which is part of this Registration Statement, and of our report dated May 21, 2007, relating to the financial statement schedules appearing elsewhere in this Registration Statement.

We also consent to the reference to our firm under the captions "Experts" and "Selected Financial Data" in such Prospectus.

SINGER LEWAK GREENBAUM & GOLDSTEIN LLP

Los Angeles, CA

July 9, 2007

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CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING